________________________________________________________________________________



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) June 17, 2002
                                                 -------------


                               ATLAS MINERALS INC.
                               -------------------
             (Exact Name of Registrant as Specified in Its Charter)



          COLORADO                     1-02714                   84-1533604
-------------------------------      -----------             ------------------
(State or other jurisdiction of      (Commission             (I.R.S. Employer
incorporation or organization)       File Number)           Identification No.)


10920 W. Alameda Ave., Ste 205, Lakewood, CO                       80226
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(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code: 303-306-0823


                                 NOT APPLICABLE
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)


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


ITEM  5.      OTHER EVENTS

               See Press Release attached as Exhibit 99.1 hereto.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           ATLAS MINERALS INC.

                                           (Registrant)



Date:  June 17, 2002                       By: /s/ Gary E. Davis
                                               -----------------------------
                                                   Gary E. Davis
                                                   President & CFO

ATLAS MINERALS INC.                               NEWS RELEASE
10920 W. Alameda Avenue                           02-2
Suite 205                                         OTC Bulletin Board: ATMR
Lakewood, Colorado 80226                          6.1 million shares outstanding
Tel:   303-306-0823                               June 17, 2002
Fax:   303-306-1139

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             ATLAS ACQUIRES OPERATIONAL INDUSTRIAL MINERALS PROPERTY
________________________________________________________________________________

Denver, Colorado - "ATMR" Atlas Minerals Inc. (the "Company") announced today it has acquired the White Cliffs Diatomite Mine and processing facilities located approximately 30 miles north of Tucson, Arizona. The property consists of approximately 3,200 acres of unpatented placer claims, a fully permitted mine and an operational processing plant with a nominal annual capacity of 100,000 tons of finished product. It is located adjacent to the Copper Basin Railroad which accesses the Southern Pacific Line and within five miles of Highway 77.

It is estimated from previous drilling, face sampling, and testing that there are approximately 2,500,000 tons of diatomite mineralization on the property. Based on internal and third party analyses, it appears that the known diatomite material should be able to meet specifications for essentially any end product.

White Cliffs initially commenced operations in 1987 before being temporarily idled in 1999. As part of the Company's due diligence evaluations of the operation, the mill and associated equipment were restarted and a small tonnage of final product produced and stored for later sales. All of the requisite staff to operate on a commercial basis has been identified. The White Cliffs assets were purchased from Arimetco, Inc. of which Mr. H. R. Shipes, Atlas' Chairman and Chief Executive Officer, is President.

According to Gary E. Davis, Atlas' President and Chief Financial Officer, "The most important aspect of any industrial minerals property, next to the quality of the ore, is its location relative to transportation and markets. Given the expected quality of the White Cliffs production, the property's geographic location, and its proximity to both rail transportation and highway access, the Company believes it should have a competitive advantage to much of the southern U.S. and possibly to eastern markets. It is the Company's goal to penetrate 5% of the U.S. market within the next three years."

Diatomaceous earth deposits are the result of the accumulation of diatoms, microscopic single-cell aquatic plants, in ancient ocean and lake beds. The diatom skeleton typically ranges only 10 to 200 micrometers across. The resulting material is chemically inert (environmentally friendly), chalk-like, very porous and low density, actually able to float on water until it becomes saturated.

The largest current use of diatomaceous earth is in filtering applications. It is also used as an absorbent, in filler applications and in manufacture of insulation. One of the fastest growing uses is as a livestock feed supplement. The majority of U.S. production currently comes from California and Nevada which accounted for 87% of the production in 2000.

Mr. Davis further stated, "Since a new Atlas management team was put in place last year, it has been its intention for Atlas to again become an operating company. The acquisition of the White Cliffs Mine achieves this objective. The Company anticipates that the project will be in production in less than 30 days from the time of acquisition.

The Company is also pleased to announce that effective May 6, 2002, the Company successfully moved from the NQB Pink Sheets back onto the OTC Bulletin Board.

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-306-0823.


                        On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer



The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.